Exhibit 10.2

PURCHASE AND SALE AGREEMENT

(383 Colorow Drive)

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of the 29th day of June 2007, by and between the UNIVERSITY OF UTAH, a body politic and corporate of the State of Utah (“Purchaser”), having an address of 201 South Presidents Circle, Room 209, Salt Lake City, Utah 84112, and NPS PHARMACEUTICALS, INC., a Delaware corporation (“Seller”), having an address of 383 Colorow Drive, Salt Lake City, Utah 84108. Seller and Purchaser shall sometimes hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Purchaser, as lessor, and Seller, as lessee, entered into that certain Lease Agreement, dated December 10, 2003 (the “Ground Lease”), under which Seller has acquired certain rights in real property more particularly described in Exhibit A, attached hereto (the “Land”).

B. Seller is the fee owner of certain improvements built and located on the Land including, without limitation, a building, other improvements, appurtenances, and non-moveable fixtures all of which is commonly known as 383 Colorow Drive (collectively, the “Improvements”).

C. Seller is the owner of certain office equipment, furnishings, and other assets (“Furnishings”) that are currently located within the Improvements. A complete list of all Furnishings is attached hereto as Exhibit B. In addition, Seller is the owner of certain laboratory, computer, and other equipment (“Equipment”) that are currently located within the Improvements. A complete list of all Equipment is attached hereto as Exhibit C.

D. Purchaser wishes to purchase and Seller wishes to sell all of Seller’s rights, title and interests in the Land, Improvements, Furnishings, and Equipment (collectively, the “Seller’s Estate”).

E. The Parties have mutually agreed upon the purchase price that Purchaser shall pay in a lump sum to Seller for Seller’s Estate.

F. The Parties wish to consummate Purchaser’s purchase of Seller’s Estate upon the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and conditions of this Agreement, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF SELLER’S ESTATE

1.1 Seller’s Estate. Subject to the terms, conditions, and provisions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s rights, title, and interests in and to Seller’s Estate. Seller’s Estate shall include, without limitation, such easements, rights of way, licenses, rights, duties, and obligations held or owned by the Seller for any purpose related to Seller’s Estate, including but not limited to, ingress and egress to and from the Land and the Improvements, and utilities, and all of Seller’s rights, title, and interests, if any, in all public or private streets, roads, avenues, alleys or passageways, opened or proposed, adjoining or abutting the Land and the Improvements for any purpose including, but not limited to, vehicle and pedestrian access and utilities. The sale and assignment of the Seller’s Estate shall be free and clear of all liabilities, obligations, mortgages, liens, encumbrances, claims, security interests, and charges of any kind, except those which are permitted by this Agreement, including without limitation the Permitted Exceptions (as defined below).

1.2 Assumption of Liabilities. As part of the Closing (as defined at Section 5.1 below), Purchaser shall assume and shall pay, discharge and perform as and when due, each and every covenant, obligation and liability of Seller with respect to the Ground Lease (collectively, the “Assumed Liabilities”), provided that the liabilities assumed by Purchaser shall be limited only to those liabilities applicable to the Assumed Liabilities which are to be performed during the period following the Closing Date. Purchaser and Seller acknowledge that Seller may assign additional liabilities, including without limitation service contracts relating to Seller’s Estate, by separate agreement.

1.3 Excluded Liabilities. Except as expressly assumed under Section 1.2, Purchaser shall not assume or be liable for any liabilities or obligations of Seller, and specifically shall not assume any of the following liabilities all of which shall be retained by Seller (the “Excluded Liabilities”):

(i) Any state or federal income taxes or other similar charges, if any, that are incurred by Seller on any gain from the sale and transfer of the Seller’s Estate.

(ii) The preparation or filing of any tax returns and the payment of any taxes, license fees or other charges levied, assessed or imposed upon the Seller’s Estate, the business and any property of Seller prior to the Closing Date, and Seller shall retain all liability for filing such tax returns and paying all taxes reported or to be reported therein.

(iii) Any liabilities or obligations of Seller to Seller’s employees, including but not limited to any liability for the payment of salary, accrued vacation, sick leave or other paid time off, severance pay and other separation benefits, and all other liabilities or obligations of Seller in connection with any Seller employee and arising or accruing prior to the Closing Date.

(iv) Any liabilities or obligations of Seller arising out of any claim, litigation, action or proceeding, whether or not now pending or threatened, and whether brought by Seller or by any third party and relating to or arising out of Seller’s business operations, or Seller’s ownership of any of the Seller’s Estate, and arising prior to the close of business on the Closing Date, including but not limited to professional liability, liability for personal injury or property damage, environmental liability, management malfeasance or any contractual liability not specifically assumed by Purchaser in this Agreement.

(v) Any liabilities or obligations in connection with Seller’s ownership or lease, as the case may be, of the Seller’s Estate, accruing and payable prior to the Closing Date.

(vi) Any liabilities or obligations of Seller incurred in connection with the transactions contemplated by this Agreement, including without limitation, attorneys’ and accountants’ fees.

(vii) Any liabilities or obligations incurred by Seller after the Closing Date.

The Excluded Liabilities shall remain the sole responsibility of Seller.

ARTICLE II

PURCHASE PRICE

2.1 Purchase Price. The total purchase price for the entire Seller’s Estate shall be Twenty-One Million Dollars ($21,000,000) (the “Total Purchase Price”). The Total Purchase Price shall be allocated as follows:

Improvements	$18,130,000
Furnishings	$970,000
Equipment	$1,900,000

Total Purchase Price	$21,000,000

2.2 Payment of Purchase Price. The Total Purchase Price shall be paid by Purchaser at Closing (as defined at Section 5.1 below), subject to such conditions, adjustments, and prorations as are set forth in this Agreement.

ARTICLE III

TITLE

3.1 Title Commitment. Within five (5) days from the effective date of this Agreement, Purchaser shall obtain a current title commitment on the Improvements (the “Title Commitment”) issued by a title company acceptable to the Parties (the “Title Company”), describing the Improvements, listing Purchaser as the prospective named insured and showing as the policy amount the Purchase Price for the Improvements. Purchaser shall have until the first to occur of either (i) ten (10) days after the date Purchaser received the Title Commitment or (ii) the Closing Date (as defined at Section 5.1 below) (the “Review Period”), in which to notify Seller of any objections Purchaser has to any matters shown or referred to in the Title Commitment. Any title encumbrances or exceptions which are set forth in the Title Commitment to which Purchaser does not object within the Review Period shall be deemed to be permitted exceptions to the status of Seller’s title (the “Permitted Exceptions”). With regard to items to which Purchaser does object within the Review Period, Seller shall attempt to cure such objections at or prior to Closing. If Seller is unwilling or unable to cure such objections at or prior to Closing, Purchaser may, at Purchaser’s option, either waive the objections not cured and close this transaction or terminate this Agreement by written notice to Seller.

3.2 Title and Deed. At Closing, Seller shall deliver to Purchaser the following fully executed documents: (a) an Assignment of Lease Agreement in the form attached hereto and incorporated herein as Exhibit D, (b) a Special Warranty Deed in the form attached hereto and incorporated herein as Exhibit E, and (c) a Bill of Sale in the form attached hereto and incorporated herein as Exhibit F (collectively, the “Transfer Documents”). Pursuant to the Transfer Documents, Seller shall transfer and convey all of Seller’s rights, title and interests in Seller’s Estate as described in Article I above.

3.3 Inspections and Evaluation. Purchaser may conduct, at is own expense, any physical or other inspections or evaluations on the Seller’s Estate at any time prior to Closing. In the event any such inspections or evaluations disclose any matter which is objectionable to Purchaser, Purchaser shall notify Seller of such matter. Seller shall attempt to resolve such matter at or prior to Closing. If Seller is unwilling or unable to cure such objections at or prior to Closing, Purchaser may, at Purchaser’s option, either waive the objections not cured and close this transaction or terminate this Agreement by written notice to Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as of the date hereof that:

(a)	Seller is a Delaware corporation, organized, validly existing, and in good standing under the laws of the State of Delaware;

(b)	Seller has full and all requisite power, authority and legal right to enter into this Agreement and to carry out all of its obligations under this Agreement; and this Agreement constitutes the valid and binding obligation of Seller in accordance with its terms;

(c)	Seller is not prohibited from consummating the transactions contemplated in this Agreement, by any law, regulation, agreement, instrument, restriction, order, or judgment;

(d)	All tax returns and reports relating to Seller’s Estate required by law (including, without limitation, all federal, state, and local property tax, income tax, and franchise tax) to be filed by Seller have been duly filed or will be caused to be filed and the taxes due thereunder paid, if any;

(e)	To Seller’s knowledge, all exhibits are true and complete in all material respects. To Seller’s knowledge, no information furnished by or on behalf of Seller to Purchaser in connection with this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make a material statement accurate;

(f)	The Assumed Liabilities are the only contracts which will be binding on Purchaser in connection with the Seller’s Estate and there are no other agreements or encumbrances which may have a material effect upon the Seller’s Estate.

(g)	To Seller’s knowledge, there are no actions, suits, arbitrations, or proceedings currently pending or threatened against or affecting title to Seller’s Estate;

(h)	Other than those obligations, liens, and encumbrances relating to, or referred to in, the Ground Lease, the Title Commitment and the Permitted Exceptions, and the Assumed Liabilities, Seller has possession of, and good title to, Seller’s Estate free and clear of all liabilities, obligations, mortgages, liens, encumbrances, claims, security interests, and charges of any kind;

(i)	Exhibits B and C include a complete and accurate list of all of the material Equipment and Furnishings. All of the Equipment and Furnishings are, to Seller’s knowledge, in good condition and repair, reasonable wear and tear in ordinary usage excepted, and have been maintained in accordance with all manufacturer maintenance requirements.

(j)	To the knowledge of Seller, Seller has filed with the appropriate governmental authorities all material applications, notifications and other documents and has been issued all material permits, certificates, licenses, approvals and other authorizations concerning the Seller’s Estate. Seller has not received any written notices of violations or alleged violations of any federal, state, or local laws regulations, ordinances or codes (including environmental and health care laws and regulations and building codes) and to its knowledge there have been no such violations or alleged violations with respect to the Seller’s Estate.

(k)	Seller has reviewed the Seller’s Hazardous Substances Covenants, Warranties and Representations attached hereto as Exhibit G and represents and warrants the accuracy of the statements in Exhibit G as if set forth herein in their entirety;

(l)	The foregoing representations and warranties are made as of the date of this Agreement. The execution and delivery by Seller of the Transfer Documents shall constitute confirmation by Seller that the foregoing representations and warranties are true and correct on and as of Closing as though made on and as of such time, and that all such representations and warranties shall survive the delivery of such documents for a period of 12 months from the date of this Agreement.

4.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the date hereof and as of the Closing that:

(a)	Purchaser is a body politic and corporate of the State of Utah, validly existing and in good standing under the laws of the State of Utah;

(b)	Purchaser has full and all requisite power, authority, and legal right to enter into this Agreement and to carry out all of its obligations under this Agreement; and this Agreement constitutes the valid and binding obligation of Purchaser in accordance with its terms;

(c)	Purchaser is not prohibited from consummating the transactions contemplated in this Agreement, by any law, regulation, agreement, instrument, restriction, order, or judgment;

(d)	Purchaser is an experienced commercial real estate owner and, except as set forth in this Agreement or in any document executed at Closing pursuant to or in connection with this Agreement, shall rely solely upon its own evaluation and investigation of the condition and all aspects of the Property. Purchaser acknowledges that this Agreement grants to Purchaser the opportunity to fully evaluate the condition and all aspects of the Property. Purchaser has asked for, and has obtained in this Agreement, disclosure of information and documents regarding the Property. Accordingly, except to the extent that Seller fraudulently or intentionally conceals or makes misrepresentations as to the condition or suitability of the Property and except for Seller’s representations and warranties set forth in this Agreement and the warranties set forth in any Transfer Documents delivered to Purchaser from Seller, Purchaser acknowledges that it is not relying upon any representations of Seller as to the condition of the Property or its suitability for Purchaser’s intended use. In connection with the consummation of the transactions contemplated by this Agreement, Purchaser shall be deemed to accept the Property “as is” in all respects and without representation and warranty except as specifically set forth in this Agreement.

(e)	The execution and delivery by Purchaser of the Assignment of Ground Lease, the Assignment and Assumption, and the Bill of Sale shall constitute confirmation by Purchaser that the foregoing representations and warranties are true and correct on and as of Closing as though made on and as of such time, and that all such representations and warranties shall survive the delivery of such documents.

ARTICLE V

CLOSING

5.1 Time and Place of Closing. The closing of Purchaser’s purchase of Seller’s Estate (the “Closing”), shall take place at the Title Company or other mutually acceptable location on a date and at a time as soon as possible following the full execution and delivery of this Agreement, but in no event later than 5:00 p.m. on July 13, 2007 (the “Closing Date”). Both Parties must mutually agree to any extension of the Closing in writing. If the Closing fails to occur as set forth in this Section 5.1, this Agreement shall automatically terminate and the parties shall retain all rights following termination under this Agreement and at law or in equity.

5.2 Events of Closing. At the Closing:

(a)	Seller shall deliver to Purchaser the Transfer Documents duly executed and acknowledged by all necessary parties conveying to Purchaser Seller’s Estate as required by Section 3.2 above; and

(b)	Purchaser shall deliver to Seller the Total Purchase Price in cash or immediately available funds; and

(c)	The Parties shall also provide to one another or to the Title Company, or both, all documentation that may be reasonably requested or required in order to confirm the proper authority of such Party to consummate this transaction and any other documentation reasonably requested or required to close this transaction.

5.3 Expenses. Seller shall pay one-half of the escrow and recording fees and insurance premium for a standard owner’s policy of title insurance charged by the Title Company, as well as Seller’s own attorney fees and costs. Purchaser shall pay one-half of the escrow and recording fees and insurance premium for a standard owner’s policy of title insurance charged by the Title Company, as well as Purchaser’s own attorney fees and costs. Purchaser shall be solely responsible to pay the cost of any extended owner’s policy of title insurance to the extent such cost exceeds a standard owner’s policy of title insurance. Except as otherwise provided in this Section 5.3, all other expenses hereunder shall be paid by the Party incurring such expenses.

5.4 Prorations. Real property taxes and special assessments, if any, shall be prorated as of the date of Closing with Seller to pay all taxes accruing prior to the date of Closing and Purchaser to pay all taxes accruing after the date of Closing, if any.

5.5 Possession. Purchaser shall be entitled to possession of Seller’s Estate immediately upon Closing; provided, however, Seller shall have the rights set out under Article X below.

ARTICLE VI

ALLOCATION OF LIABILITY

6.1 Seller Obligations. Seller shall assume, fulfill, perform, and in due course discharge all obligations and liabilities of any kind or character whatsoever relating to or in connection with being the owner of Seller’s Estate, which are incurred or arise prior to the Closing Date. Additionally, Seller hereby agrees to indemnify, defend and hold Purchaser, its respective officers, directors, trustees, agents and employees, harmless from and against any and all liabilities, losses, claims, damages, actions, suits, costs, deficiencies and expenses (including, but not limited to, reasonable attorney fees) to the extent caused by or arising from or by reason of any breach by Seller of any material representation, warranty, agreement, or covenant contained in this Agreement, including, but not limited to, those set forth at Exhibit G.

6.2 Purchaser Obligations. Purchaser shall assume, fulfill, perform, and in due course discharge all obligations and liabilities of any kind or character whatsoever relating to or in connection with being owner of Seller’s Estate, which are incurred or arise after the Closing Date (and excluding those claims arising as a result of Seller’s use of Seller’s Estate after the Closing). Additionally, Purchaser hereby agrees to indemnify, defend and hold Seller, its respective officers, directors, trustees, agents and employees, harmless from and against any and all liabilities, losses, claims, damages, actions, suits, costs, deficiencies and expenses (including, but not limited to, reasonable attorney fees) to the extent caused by or arising from or by reason of any breach by Purchaser of any material representation, warranty, agreement, or covenant contained in this Agreement. Seller acknowledges that Purchaser is a government entity and that the foregoing indemnity obligation is subject to the Governmental Immunity Act of Utah, Utah Code Ann. §§ 63-30d-101 to -904, as amended (the “Act”). Nothing in this Agreement shall be construed as a waiver of any rights or defenses applicable to Purchaser under the Act, including without limitation, the provisions of section 63-30d-604 regarding limitation of judgments.

ARTICLE VII

DESTRUCTION OF SELLER’S ESTATE

Seller assumes all risks of destruction, loss or damage to any or all of the Seller’s Estate resulting from fire, flood or other casualty up to the time that Purchaser is entitled to possession of Seller’s Estate. If, prior to the Closing Date, all or any material portion of the Seller’s Estate shall be destroyed by fire, flood, or other casualty, and the items affected by such destruction have not been effectively restored before the Closing Date at least to their condition immediately prior to such destruction, either Seller or Purchaser may elect not to proceed with the Closing and to terminate this Agreement. If Seller and Purchaser nonetheless elect to proceed with the Closing, or if less than a material part of the Seller’s Estate shall have been destroyed, then notwithstanding any such destruction, the Closing shall take place and the Purchase Price shall be reduced by an amount equal to the amount of any insurance proceeds paid or payable without contingency to Seller on account of such destruction. If Seller elects not to restore the Seller’s Estate, reduce the Purchase Price, or otherwise proceed with the Closing as provided for in the preceding sentences of this Article VII, Purchaser may, within ten (10) days after receiving notice of such election from Seller, nonetheless elect to proceed with the Closing without any restoration of destroyed Seller’s Estate or reduction in the Purchase Price.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated by mutual written consent of the Parties; or by one Party if any condition, obligation or representation of Article III (Title), Article V (Closing) to be performed by another Party has not been satisfied on or before the Closing Date; or by one Party if any representation or warranty of another Party under Article IV (Representations and Warranties) is untrue as of the Closing Date; or by either Party under Article VII (Destruction of Seller’s Estate).

8.2 Costs. In the event of a termination of this Agreement pursuant to Section 8.1, each Party shall pay all costs and expenses incurred by it in connection with this Agreement and neither Party shall be liable to the other for any costs, expenses, damage or loss of anticipated profits hereunder.

ARTICLE IX

BROKERS

Except as set forth in this Article IX, Seller and Purchaser represent to each other that neither of them has had any communications or other dealings with a broker in connection with the sale of Seller’s Estate as herein provided or the negotiation of this Agreement and that neither has any agreement or liability for brokerage fees or a commission in connection therewith. Seller has received written correspondence from Commerce CRG (“CRG”), which explains CRG’s belief that a commission is due on the sale of the Improvements. Seller shall be solely responsible for payment of any commission or amount owed to CRG under this Agreement.

ARTICLE X

SELLER’S USE AFTER CLOSING

Seller shall have the right to use that portion of the Seller’s Estate which consists of (i) the Land and (ii) the furnishings, equipment and occupancy space located on the first and third floors of the Improvements for a limited period of time after the Closing Date, not to exceed three (3) months. Such use by Seller of the Seller’s Estate after the Closing Date shall be rent free (in consideration for the amount of the Total Purchase Price). The parties agree to negotiate in good faith to determine the terms and conditions upon which Seller may be permitted to use the Land, Improvements, Equipment and Furnishings after the Closing Date, all of which terms shall be consistent with this Article X and shall be set forth by separate agreement.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing and shall be sent to the Parties at the addresses set forth in the initial paragraph of this Agreement. Any such notices, demands, requests or other communications shall be sent by (i) registered or certified mail, in which case notice shall be deemed to be delivered when posted (except where receipt is specified in this Agreement), (ii) overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (iii) facsimile on a business day, in which case notice shall be deemed delivered upon transmission of such notice with confirmed receipt by the sender’s machine, or (iv) personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

11.2 Governing Law; Venue. The laws of the State of Utah shall govern the validity, enforcement, and interpretation of this Agreement. Any dispute or cause of action under this Agreement shall be resolved in a court of competent subject matter jurisdiction in Salt Lake County, Utah.

11.3 Integration; Modification; Waiver. This Agreement constitutes the complete and final expression of the agreement of the parties relating to Seller’s Estate, and supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating to Seller’s Estate. This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by the Party against whom enforcement of the modification or waiver is sought.

11.4 Counterpart Execution. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

11.5 Headings; Construction. The headings, which have been used throughout this Agreement, have been inserted for convenience of reference only and do not constitute matter to be construed in interpreting this Agreement. Words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section. If the last day of any time period stated herein shall fall on a Saturday, Sunday, or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday, or legal holiday.

11.6 Assignability of Contract; Binding Effect. The rights under this Agreement shall be assignable by the Purchaser upon notification in writing to Seller. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective heirs, personal representatives, successors, receivers, trustees and permitted assigns. Except as expressly provided herein, nothing in this Agreement is intended to confer on any person, other than the Parties hereto and their respective heirs, personal representative, successors, and assigns, any rights or remedies under or by reason of this Agreement.

11.7 Further Acts. In addition to the acts recited in this Agreement to be performed by Seller and Purchaser, Seller and Purchaser agree to perform or cause to be performed at Closing or after Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.

11.8 Due Authorization. Each signatory hereto represents and warrants to the other Parties that execution and delivery of this Agreement has been duly authorized by all necessary action.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SELLER:
NPS PHARMACEUTICALS, INC.
a Delaware corporation

	By:	/s/ VAL R. ANTCZAK
	Name:	Val R. Antczak
	Title:	Senior Vice President, Legal Affairs

PURCHASER:
UNIVERSITY OF UTAH,
a body politic and corporate of the State of Utah

	By:	/s/ ARNOLD B. COMBE
	Name:	Arnold B. Combe
	Title:	Vice President for Administrative Services

EXHIBIT A

(Legal Description of Property)

Property located on the University Of Utah at Research Park.

Three parcels of land located within the Southeast Quarter Of Section 3, Township 1 South, Range 1 East, Salt Lake Base And Meridian, described as follows:

Leasehold estate:

Beginning at a point South 65°11’09” East 66.35 feet and North 54°38’21” East 190.000 feet from the existing street monument at Tabby Lane and Colorow Drive, said point of beginning also being a record West 1970.16 feet, North 1931.31 feet, and North 54°38’21” East 190.000 feet From the Southeast Corner of Section 3, Township 1 South, Range 1 East, Salt Lake Base and Meridian; and running thence North 54°42’57” West 573.288 feet; thence North 35°21’39” West 61.714 feet; thence North 54°38’21” East 589.38 feet; thence South 35°21’40” East 602.601 feet; thence South 54°38’21” West 399.379 feet to the point of beginning.

Non-exclusive easements for purposes of access and landscaping to run concurrently with the Lease:

Beginning at a point South 65°11’09” East 66.35 feet from the existing street monument a Tabby Lane and Colorow Drive, said Point Of Beginning also being a record West 1970.16 feet and North 1931.31 feet from the Southeast Corner of Section 3, Township 1 South, Range 1 East, Salt Lake Base and Meridian; and running thence North 35°21’39” West 540.887 feet; thence South 54°42’57” East 573.288 feet; thence South 54°38’21” West 190.000 feet to the point of beginning, and

Beginning at a point South 65°11’09” East 66.35 feet and North 54°38’21” East 589.379 feet from the existing street monument at Tabby Lane and Colorow Drive, said point of beginning also being a record West 1970.16 feet, North 1931.31 feet and North 54°38’21” East 589.379 feet from the Southeast Corner of Section 3, Township 1 South, Range 1 East, Salt Lake Base and Meridian; and running thence North 35°21’40” West 602.601 feet; thence South 46°58’28” East 615.196 feet; thence South 54°38’21” West 123.845 feet to the point of beginning

The following is shown for informational purposes only: Tax Parcel No. 16-03-400-002-2007 and 16-03-400-002-6007

The basis of bearing for this parcel is the record bearing of North 35°21’39” West along the center line of Colorow Drive between the existing street monuments at Tabby Lane and Wakara Drive.

******

EXHIBIT B

(List of Furnishings)

EXHIBIT C

(List of Equipment)

EXHIBIT D

(Assignment of Ground Lease)

EXHIBIT E

(Form of Special Warranty Deed)

[To be supplied at closing.]

EXHIBIT F

(Form of Bill of Sale)

BILL OF SALE

(383 Colorow Drive)

THIS BILL OF SALE (“Bill of Sale”) is made and entered into as entered into as of the      day of June 2007, by and between the UNIVERSITY OF UTAH, a body politic and corporate of the State of Utah (“Purchaser”), having an address of 201 South Presidents Circle, Room 209, Salt Lake City, Utah 84112, and NPS PHARMACEUTICALS, INC., a Delaware corporation (“Seller”), having an address of 383 Colorow Drive, Salt Lake City, Utah 84108. Seller and Purchaser shall sometimes hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into that certain Purchase and Sale Agreement dated June     , 2007 (the “Purchase Agreement”); and

WHEREAS, pursuant to the Purchase Agreement, Purchaser agreed to purchase all of Seller’s rights, title, and interests in Seller’s Estate, including certain Furnishings and Equipment; and

WHEREAS, the Parties are executing this Bill of Sale pursuant to Section 3.2 of the Purchase Agreement,

NOW THEREFORE, upon the mutual conditions, covenants, and consideration recited herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Assignment, Transfer, and Conveyance. Seller hereby assigns, transfers, conveys and delivers, without recourse, to Purchaser all of Seller’s rights, title and interests in and to the Furnishings and Equipment identified in Exhibits A and B attached hereto. This Bill of Sale shall be construed broadly and, except as specifically set forth herein, or in the Purchase Agreement, any ambiguity shall be resolved in favor of assignment, transfer, and conveyance to Purchaser.

2. Representation and Warranty as to Title. Seller represents and warrants to Purchaser that, pursuant to, and except as otherwise set forth in, this Bill of Sale and the Purchase Agreement, Seller is transferring to Purchaser all of its rights, title, and interests in and to the Furnishings and Equipment, and that Seller has not assigned or transferred such rights, title, or interests to any other person or entity.

3. Survival of Rights and Remedies Under Purchase Agreement. The Purchase Agreement shall survive the delivery of this Bill of Sale, and the Parties shall retain all rights and remedies they may have under the Purchase Agreement including, without limitation, such rights and remedies to the extent that they relate to the subject matter of this Bill of Sale.

IN WITNESS WHEREOF, the Parties have caused this Bill of Sale to be executed as of the date first above written.

SELLER:
NPS PHARMACEUTICALS, INC.
a Delaware corporation

By:
Name:
Title:

PURCHASER:
UNIVERSITY OF UTAH,
a body politic and corporate of the State of Utah

By:
	Name:	Arnold B. Combe
	Its:	Vice President for Administrative Services

EXHIBIT G

Seller’s Hazardous Substances Covenants,

Representations and Warranties

1.	Seller, for itself and its respective successors and assigns, represents, warrants and covenants that to the best of Seller’s knowledge:

A.	No Hazardous Material, as defined below, have been, or shall be (i) discharged, disbursed, released, stored, treated, generated, or disposed of in violation of any applicable Environmental Laws (as defined below), or (ii) allowed to escape or migrate, or shall threaten to be injected, emptied, poured, leached, or spilled (collectively referred to as a “release”) on or from the Improvements and/or Land in violation of any applicable Environmental Laws. “Hazardous Material” means any chemical, substance or material that has been determined or is hereafter determined by a federal, state, or local governmental authority to be capable of posing risk of injury to health or safety, including, without limitation, petroleum, asbestos, polychlorinated biphenyls, radioactive materials, and radon gas, and shall specifically include pharmaceuticals, blood or blood by-products, or any infectious materials.

B.	No Hazardous Material, including, without limitation, asbestos or asbestos-containing materials have been or will be installed, used, incorporated into, placed on, or disposed of on the Improvements and/or Land in violation of any applicable Environmental Laws.

C.	No polychlorinated biphenyls (“PCBs”) are or will be located on or in the Improvements and/or Land in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils, or any other device.

D.	No underground storage tanks are or will be located in or on the Improvements and/or Land or were located in or on the Improvements and/or Land and subsequently removed or filled.

E.	No investigation, administrative order, consent order and agreement, litigation, settlement, lien, or encumbrance with respect to Hazardous Material is proposed, threatened, anticipated, or in existence with respect to the Improvements and/or Land.

F.	The Improvements and/or Land and Seller’s operations in and on the Improvements and/or Land are in compliance with all applicable environmental laws including without limitation any federal, state, and local statutes, laws, and regulations (collectively, “Environmental Laws”). No notice has been served on Seller, or any affiliate or subsidiary of Seller, from any entity, government body, or individual claiming any violation of any law, regulation, ordinance, or code, or requiring compliance with any law, regulation, ordinance, or code, or demanding payment or contribution for environmental damage or injury to natural resources.

G.	Seller has no knowledge of any release or threat of release of any Hazardous Material from any estate adjoining or in the immediate vicinity of the Improvements and/or Land.

H.	No portion of the Improvements and/or Land is a wetland or other water of the United States subject to jurisdiction under section 404 of the Clean Water Act (33 U.S.C. §1344) or any comparable state or local ordinance or regulation defining or protecting wetlands or other special aquatic areas.

I.	To the best of Seller’s knowledge, there have been no complaints of illness or sickness alleged to have resulted from conditions present in or on the Improvements and/or Land.

J.	To the extent any Hazardous Material has been used, stored or otherwise located on the Improvements and/or Land, by or through Seller, all such substances have been properly used, managed, stored, and disposed of in compliance with all applicable Environmental Laws. All Hazardous Materials will be removed from the Improvements and the Land in compliance with all applicable Environmental Laws no later than 90 days after the Closing Date.

K.	Seller shall indemnify, defend and hold harmless Purchaser from and against any and all costs, expenses and liability incurred or asserted in any way relating to or arising out of (a) any violation of any Environmental Laws by Seller which occurs before the Closing Date or during Seller’s occupancy of the Seller’s Estate after the Closing Date, or (b) any use, treatment, storage, disposal, removal, non-removal, or other liability in connection with of any Hazardous Material on, to, or from the Improvements and/or Land, by or through Seller before the Closing Date or during Seller’s occupancy of the Seller’ Estate after the Closing Date; and (c) any breach of the warranties and representations set forth in this Exhibit G. The covenants, representations and warranties of this Exhibit G, including, without limitation, this indemnity obligation, shall survive and remain in force before and after the Closing Date. The foregoing covenants, representations and warranties shall not apply to any cost, expense or liability related to or arising out of Hazardous Materials which are brought to the Seller’s Estate or used, treated, stored, disposed of, removed, or not-removed on or from the Seller’s Estate by Purchaser after the Closing Date.